Exhibit 4


                                                           COMMERCIAL PROPERTY


                         PROPERTY MANAGEMENT AGREEMENT

      This Agreement is made as of the 24th day of January, 1996, between the undersigned BROOKWOOD VILLAGE JOINT VENTURE (the "Owner") and the undersigned BERKSHIRE REALTY ENTERPRISES LIMITED PARTNERSHIP (the "Agent").

      1. APPOINTMENT AND ACCEPTANCE. The Owner appoints the Agent as exclusive agent for the management of the property described in Section 2 of this Agreement, and the Agent accepts the appointment, subject to the terms and conditions set forth in this Agreement.

      2. DESCRIPTION OF THE PROJECT. The property (the "Project") to be managed by the Agent under this Agreement is a shopping center consisting of the land, buildings, and other improvements located in Birmingham, AL, and known as BROOKWOOD VILLAGE MALL & SHOPPING CENTER, containing 473,248 square feet.

      3. BASIC INFORMATION. The Agent will thoroughly familiarize itself with the character, location, construction, layout plan and operation of the Project, and especially the electrical, plumbing, air-conditioning and ventilating systems, the elevators and all other mechanical equipment.

      4. MARKETING. The Agent will carry out the marketing activities designed to attract tenants.

      5. RENTALS. The Agent will offer for rent and will rent the vacant units, if any, in the Project. Incident thereto, the following provisions will apply:

            a. The agent will show the Project to prospective tenants;

            b. A current list of prospective tenants will be maintained.

            c. The Agent will prepare all leases and related property documents, and unless otherwise directed by the Owner, will execute the same in its name, identifying itself thereon as agent for the Owner. Leases will be in a form approved by the Owner;

            d. The Owner will furnish the Agent with rent schedules, showing contract rents for space, and other charges for facilities and services. The Agent will periodically review such rent schedules and make recommendations to the Owner with respect to changes thereto;






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            e. The Agent will collect, deposit, and disburse security deposits, if required, in accordance with the terms of each tenant's lease;
            and

            f. The Agent will perform periodic market surveys with respect to the market area in which the Project is located.

      6. COLLECTION OF RENTS AND OTHER RECEIPTS. The Agent will collect, when due, all rents, charges and other amounts receivable for the Owner's account in connection with the management and operation of the Project. Such receipts will be deposited in an account, separate from all other accounts and funds, with a bank whose deposits are insured by the Federal Deposit Insurance Corporation. This account will be carried in the Owner's name and designated of record as "Brookwood Village Joint Venture dba Brookwood Village" (the "Project Rental Center Account"). Subject to compliance with Section II hereof, the Agent is, however, hereby authorized to make deposits to and withdrawals from the Project Rental Account as agent for the Owner.

      7. ENFORCEMENT OF LEASES. The Agent will secure full compliance by each tenant with the terms of such tenant's lease. Voluntary compliance will be emphasized, but the Agent may lawfully terminate any tenancy when, in the Agent's judgment, sufficient cause (including, but not limited to, non-payment of rent) for such termination occurs under the terms of the tenant's lease. For this purpose, the Agent is hereby authorized to consult with legal counsel to be designated by the Owner, to bring actions for eviction against such tenants; provided, however, that the Agent shall keep the Owner informed concerning such actions and shall follow such instructions as the Owner may prescribe for the conduct of any such action. Subject to the Owner's approval, attorney fees and other necessary costs incurred in connection with such actions will be paid out of the Project Rental Account as Project expenses.

      8. MAINTENANCE AND REPAIR. The Agent will maintain the Project in good repair, in compliance with local codes and in a condition at all times acceptable to the Owner. Maintenance and repair includes, but is not limited to, cleaning, painting, decorating, plumbing, carpentry, grounds care, and such other maintenance, repair, remodeling and refurbishing work as may be necessary, subject to any limitations imposed by the Owner in addition to those contained herein. The Agent will also assist the Owner with respect to identifying and implementing capital improvements to the Project.

      The Agent will perform such periodic physical inspections as shall be appropriate in connection with maintaining and repairing the shopping center in compliance with this Agreement. Incident thereto, the following additional provisions will apply:

            a. Special attention will be given to preventive maintenance and, to the extent feasible, the services or regular maintenance employees will be used;

            b. Subject to the Owner's prior approval, the Agent will negotiate, review and sign, on behalf of the Owner, contracts with qualified independent





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            contractors for the maintenance and repair of heating and
            air-conditioning systems and elevators, and for extraordinary repairs to such items and other assets of the Project, which are beyond the capability of regular maintenance employees;

            c. The Agent will systematically and promptly receive and investigate all service requests from tenants, take such action thereon as may be justified, and will keep records of the same. Emergency requests will be received and serviced on a twenty-four
            (24) hour basis. Complaints of a serious nature will be reported to the Owner after investigation;

            d. The Agent is authorized to purchase all materials, equipment, tools, appliances, supplies and services necessary for proper maintenance and repair; and

            e. Notwithstanding any of the foregoing provisions, the prior approval of the Owner will be required for any expenditure which exceeds Five Thousand Dollars ($5,000) in any one instance for labor, materials or otherwise, in connection with the maintenance and repair of the Project, except for recurring expenses within the limits of the operating budget and emergency repairs involving danger to persons or property or required to avoid suspension of any necessary service to the Project. In the latter event, the Agent will inform the Owner of the facts as promptly as possible.

      9. UTILITIES AND SERVICES. In accordance with the operating budget, the Agent will make arrangements for water, electricity, gas, sewage and trash disposal, vermin extermination, decorating, laundry facilities, and telephone service. Subject to the Owner's prior approval, the Agent will make such contracts as may be necessary to secure such utilities and services.

      10. NONCUSTOMARY SERVICES. Notwithstanding any contrary provision in this Agreement, the Owner shall cause any services, in connection with the rental of the Project, that are not customarily furnished to tenants of comparable buildings in the region (including, but not limited to, the provision of maid service and the furnishing of parking facilities other than on a complimentary, unreserved basis), to be performed by an entity qualifying as an independent contractor under the Real Estate Investment Trust provisions of the Internal Revenue Code of 1986, as amended.

      11. EMPLOYEES. Except as otherwise agreed, all on-site personnel will be employees of the Owner, for purposes of their compensation, and not the Agent, but will be hired, paid, supervised, and discharged through the Agent, in the Agent's sole discretion, subject to the following conditions:

            a. The Regional Director will have duties of the type usually associated with such position.





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            b. Compensation (including fringe benefits) of bookkeeping, clerical, and other managerial personnel will be within the Agent's reasonable discretion, provided minimum wage standards are met;

            c. The Owner will reimburse the Agent for compensation (including fringe benefits) payable to the on-site management and maintenance employees, and for all local, state and federal taxes and assessments (including, but not limited to, Social Security taxes, unemployment insurance, and Workman's Compensation insurance) incident to the employment of such personnel. Such reimbursements will be paid out of the Project Rental Account and will be treated as Project expenses; and

            d. Compensation (including fringe benefits) payable to the on-site staff, and all bookkeeping, clerical and other managerial personnel, plus all local state and federal taxes and assessments incident to the employment of such personnel will be borne solely by the Project, and will not be paid out of the Agent's management fee. The rental value of any dwelling unit furnished rent-free to on-site personnel will be treated as a cost of the Project.

      12.   DISBURSEMENTS FROM SHOPPING CENTER RENTAL ACCOUNT.

            a. From the funds collected and deposited by the Agent in the Project Rental Account, either the Owner or the Agent, as shall be determined from time to time by the Owner, will make the following disbursements when payable:

                  (1) Reimbursement to the Agent for compensation payable to the employees specified in Section 10 above, and for the taxes and assessments payable to local, state and federal governmental agencies;

                  (2) All sums otherwise due and payable by the Owner as expenses of the Project, including compensation payable to the Agent for its services hereunder and expenses incurred by the Agent in compliance with this Agreement.

                  (3) Any payment required to be made monthly by the Owner to any mortgagee of the Project, including the amounts due under the mortgage for principal amortization, interest, ground rents, taxes and assessments, and fire and other hazard insurance premiums; and

            b. Except for the disbursements specified above, funds will be disbursed or transferred from the Project Rental Account only at the Owner's direction.

            c. The Agent will inform the Owner if the balance in the Project Rental Account is at any time insufficient to pay disbursements due and payable under





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            this Section 11. In no event will the Agent be required to use its own funds to pay such disbursements.

      13. RECORDS AND REPORTS. The Agent will have the following responsibilities with respect to records and reports:

            a. The Agent will establish and maintain a comprehensive system of records, books and accounts, in a manner satisfactory to the Owner;

            b. With respect to each fiscal year ending during the term of the Agreement, the Agent will furnish an annual financial report concerning the Project. The Agent will also prepare and review budgets and cash flow projections for the Project in such manner and at such times as may be agreed with the Owner;

            c. The Agent will furnish such information (including occupancy reports) as the Owner reasonably requests concerning the financial, physical, or operating condition of the Project; and

            d. By the twenty-fifth (25th) day of each month, the Agent will furnish the Owner with a statement of receipts and disbursements during the previous month, a schedule of accounts receivable and payable and reconciled bank statements for the Project Rental Account, as of the end of the previous month.

      14. ON-SITE MANAGEMENT FACILITIES. Subject to the further agreement of the Owner and the Agent as to more specific terms, the Agent will maintain a management office, within the Project, for the convenience of the Owner, for the sole purpose of the Agent's performing its duties under this Agreement, and the owner will make no rental charge for such office.

      15. INSURANCE. The Owner will inform the Agent of insurance to be carried with respect to the Project and its operations, and the Agent, when authorized by the Owner, will cause such insurance to be placed and kept in effect at all times. The Agent will pay insurance premiums out of the Project Rental Account. All insurance will be placed with such companies, on such conditions, in such amounts and with such beneficial interest appearing thereon as shall be acceptable to the Owner and shall be otherwise in conformity with any mortgage on the Project Center, provided that such insurance will include public liability coverage, with the Agent designated as one of the insured, in amounts acceptable to the Owner, Agent and any mortgagee of the Project. The Agent will investigate and furnish the Owner with complete reports concerning all accident claims and potential claims for damage relating to the Project and will cooperate with the Owner's insurers in connection therewith.






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      16. AGENT'S COMPENSATION. The Agent will be compensated for its services under this Agreement by monthly fees to be paid out of the Project Rental Account. Such fees will be treated as Project expenses. Such fees will be payable monthly. Each such monthly fee will be in an amount equal to SIX PERCENT (6%) of the gross receipts (including rentals and other operating income of the Project) actually received during the preceding month. Such fee shall include, with respect to the Project, payment for the negotiation and preparation of leases and renewals thereof and the other leasing, re-leasing and leasing related services and any fees paid to a non-related party for bookkeeping or property management services, but shall exclude any fees paid to real estate brokers which are not Affiliates of the Owner or the Agent in connection with the procurement of tenants for the Project. In addition, the Agent shall receive reimbursement for all expenditures, obligations and liabilities incurred by the Agent in compliance with this Agreement. Such reimbursement shall be limited to the actual cost of goods, services and materials used for or by the Project, and in no event shall such reimbursement exceed the cost of such items if supplied by persons or entities other than the Agent or its Affiliates. Such reimbursement shall not include (i) reimbursement for costs of services rendered by employees who are not employed in the operation of the Project, except that employees servicing more than one property (whether or not owned by the Owner) may have their costs prorated based upon the respective number of units or square footage in each property or (ii) other expenses for which managing agents of real estate would not customarily receive reimbursement in addition to stated compensation.

      17. INDEMNIFICATION BY THE OWNER. The Owner shall indemnify and hold harmless the Agent, to the full extent permitted by the Delaware General Corporation Law (in effect at the time indemnity is sought), from all liability, claims, damages or loss arising out of the performance of its duties hereunder, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance; provided, however, that the Agent shall be entitled to indemnification, under this Section 17, only if the Agent, in connection with any liability, damages, claim or loss for which it seeks indemnity, acted in a manner which would not constitute gross negligence or wilful misfeasance.

      18. INDEMNIFICATION BY THE AGENT. The Agent shall indemnify and hold harmless the Owner from contract or other liability, claims, damages, losses and related expenses, including attorneys' fees, to the extent that such liability, claims, damages, losses and related expenses are not fully reimbursed by insurance and are incurred by the Owner by reason of the Agent's deliberate dishonesty or gross negligence.

      19. RIGHT TO ASSIGN. The Agent may assign some or all of its rights or obligations under this Agreement, provided that the Agent remains principally responsible hereunder, and the Owner is given notice of such assignment. The Owner may assign its rights and obligations under this Agreement to any successor in title to the Property, and upon any such assignment, the Owner shall be relieved of all liability accruing after the effective date of such assignment.






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      20. TERM OF AGREEMENT. This Agreement shall be in effect for a period commencing on the date hereof. This Agreement may be terminated, without penalty, by written notice of either party to the other as of the end of any calendar month, provided at least sixty (60) days advance written notice thereof is given.


IN WITNESS WHEREOF, the parties hereto (by their duly authorized representatives) have executed this Agreement as of the date first above written.



OWNER:                                          AGENT:

BROOKWOOD VILLAGE JOINT VENTURE                 BERKSHIRE REALTY ENTERPRISES
By: Krupp Cash Plus-II Limited Partnership      LIMITED PARTNERSHIP
    A General Partner
By: The Krupp Corporation,
    A General Partner



By: /s/ Laurence Gerber                         By:  /s/ Tom Austin
    ----------------------------                    ----------------------------
    Laurence Gerber,                                Tom Austin
    President                                       Vice President Operations






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